Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

UNITI GROUP INC.

Uniti Group Inc., a Delaware corporation (the “Corporation”), hereby certifies:

FIRST: Section 4(b)(i) of Annex A of the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended and restated in its entirety to read as follows:

(i)	The Corporation shall notify the Holders and the Dividend Disbursing Agent on or prior to the tenth calendar day immediately preceding the Dividend Payment Date in respect of each Dividend Period whether it elects to pay dividends in cash (“Cash Dividends”) or, in lieu of paying dividends in cash, add to the Liquidation Preference of each share of Series A Preferred Stock in the manner set forth in Section 4(b)(ii) (“Compounded Dividends”) for such Dividend Period; provided that if the Corporation does not so timely make such election, then the Corporation shall be deemed to have elected Compounded Dividends (and, for the avoidance of doubt, the failure to timely make such election will not constitute a breach of the Charter).

SECOND: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions approving the foregoing amendment to the Certificate of Incorporation.

THIRD: Thereafter, pursuant to the resolutions of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed as of April 13, 2026.

UNITI GROUP INC.

By:	/s/ Daniel L. Heard
Name: Daniel L. Heard
Title: Senior Executive Vice President, General Counsel and Secretary

Dated: April 13, 2026

[Signature Page to the Certificate of Amendment]